Exhibit (a)(6)

                                Supplement No. 2
                                       To
                           Offer to Purchase for Cash
               Up to 10,425 Units of Limited Partnership Interest
                                       in
                Winthrop Growth Investors 1 Limited Partnership,
                       a Massachusetts limited partnership
                                       for
                                $284 Net Per Unit
                                       by
                             AIMCO Properties, L.P.

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THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 12:00 MIDNIGHT
         NEW YORK TIME, ON JUNE 15, 1999, UNLESS THE OFFER IS EXTENDED.
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     On April 27, 1999, AIMCO Properties,  L.P. offered to purchase up to 10,425 of the outstanding units of limited partnership interest ("Units") in Winthrop Growth Investors 1 Limited Partnership, a Massachusetts limited partnership (the "Partnership"), at a purchase price of $284 per Unit (the "Purchase Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 27, 1999, as supplemented by that Supplement NO. 1 to Offer to Purchase dated April 30, 1999 (the "Offer to Purchase") and in the related Letter of Transmittal. Capitalized terms used in this Supplement No. 2 that are not defined shall have the meaning given to such term in the Offer to Purchase.

     Please be advised that as of May 24, 1999, tenders for 216 Units had been received by the Purchaser.

     The purpose of this Supplement No. 2 is to extend the Expiration Date until 12:00 midnight, New York City time on June 15, 1999.

     If you have any questions concerning the terms of the offer, or need assistance in completing the forms necessary to tender your units, please contact our Information Agent, River Oaks Partnership Services, Inc., at (888) 349-2005 or (201) 896-1900.


                                                          AIMCO PROPERTIES, L.P.

May 25,1999

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